Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI APPOINTS VAN A. WELCH AS CHIEF FINANCIAL OFFICER

Phoenix, AZ – August 1, 2017 – Mobile Mini, Inc. (NASDAQ GS: MINI) (the “Company” or “Mobile Mini”), the world’s leading supplier of portable storage solutions and a leading provider of tank and pump solutions in the United States, today announced that Van Welch is joining Mobile Mini as Executive Vice President & Chief Financial Officer, effective August 31, 2017.

“Van is a seasoned finance leader with more than three decades experience, including top leadership positions at large engineering and construction companies serving oil & gas, power, government and major infrastructure industries worldwide,” said Erik Olsson, Mobile Mini’s President & Chief Executive Officer. “As we remain focused on the opportunities in our tank and pump business and accelerating the growth of our portable storage business, I am thrilled to put Van’s experience to use as we drive our long-term financial objectives and continue our commitment to creating long-term shareholder value.”

Mr. Welch brings with him an extensive operational and finance background, including in corporate finance, treasury, financial planning and analysis, tax, investor relations, and strategic planning, all areas he will oversee at Mobile Mini. He succeeds Mark Funk, who recently retired from the Company.

“I am excited to join Mobile Mini and have tremendous respect for the growth, profitability and operations of the company. I eagerly anticipate helping the company take advantage of its many inherent strengths,” said Mr. Welch. “I look forward to continuing Mobile Mini’s commitment to a strong balance sheet, generating significant free cash flow, and disciplined operational excellence.”

Most recently, Mr. Welch held the position of Executive Vice President and Chief Financial Officer at Willbros Inc. (NYSE:WG), and previously served in senior finance roles at KBR Group. Mr. Welch holds a BBA from Stephen F. Austin State University and is a Certified Public Accountant.

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total rental fleet of approximately 210,900 storage solutions containers and office units and a leading provider of tank and pump solutions in the U.S., with a rental fleet of approximately 12,000 units. Mobile Mini’s network is comprised of 156 locations in the U.S., U.K., and Canada. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

This news release contains forward-looking statements, including, but not limited to, our expectations regarding our ability to execute our strategic plan, generate free cash flow, growth and profitability, and creating long-term shareholder value, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Fred Buonocore (212) 836-9607

Kevin Towle (212) 836-9620